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                           LILLIAN VERNON CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


1. Purpose

         This Employee Stock Purchase Plan (the "Plan") is intended as an incentive to encourage stock ownership by all eligible employees of Lillian Vernon Corporation (the "Company") and participating subsidiaries so that they may share in the success of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code (the "Code").

2. Eligible Employees

         All employees of the Company or any of its participating subsidiaries shall be eligible to receive options under the Plan to purchase the Company's Common Stock, except:

                  (i) employees who have been employed less than two years;

                  (ii) employees whose customary employment is 20 hours or less per week; or

                  (iii) employees whose customary employment is for not more than five months in any calendar year.

Any employee who has satisfied the eligibility requirements under the Company's qualified profit sharing plan shall be eligible to receive options under this Plan to purchase the Company's Common Stock. Notwithstanding the above, any employee who is a "highly compensated employee" as that term is defined by
Section 414(q) of the Code, and who is an executive officer and/or vice-president of the Company is not eligible to participate in the Plan. In no event may an employee be granted an option if such employee, immediately after the option is granted, owns stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation, as the term "parent corporation" and "subsidiary corporation" are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of
Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.



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3. Stock Subject to the Plan

         The stock subject to the options shall be shares of the Company's authorized but unissued Common Stock or shares of the Company's Common Stock reacquired by the Company including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 100,000, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like.

4. Administration of the Plan

         The Plan shall be administered by the Compensation Committee (the "Committee"), which Committee is appointed by the Board of Directors (the "Board") of the Company . The Committee shall consist of not less than two members of the Company's Board. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the committee, shall be the valid acts of the Committee. No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee.

         The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

5. Payment Periods and Stock Options

         From time to time, as the Board or the Committee in its discretion shall determine, the Board or the Committee may grant to each eligible employee who is then a participant in the Plan, options to purchase, during the Payment Period, the Company's Common Stock at an Option Price established by the Board or the Committee. In no event may the option award exceed twenty-seven (27) months. The Board or the Committee shall have the discretion to determine the total number of options which shall be granted at a particular time; however, any options granted shall be allocated among Plan participants so that the dollar value of options received by each is the same. A participant who has received an option grant may purchase shares of the Common Stock of the Company by exercising any or all of the options granted to him or her during the Payment Period. The Payment Period for a particular grant shall be established by the Board or the Committee at the time of each grant. The Option Price for


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each Payment Period shall be no less than 85% of the average market price of the Company's Common Stock on the last business day of the fiscal quarter, rounded up to avoid fractions other than 1/4, 1/2 and 3/4.

         For purposes of this Plan the term "average market price" means, if the Common Stock is listed on a national securities exchange, the average of the high and low prices of the Common Stock of the Company on such exchange or such other national securities exchange as shall be designated by the Board or Committee or, if the Common Stock is traded in the over-the-counter securities market, the mean between the bid and asked prices of the Common Stock.

         For purposes of this Plan the term "business day" as used herein means a day on which there is trading on any national securities exchange as shall be designated by the Board or Committee pursuant to the preceding paragraph.

         No employee shall be granted an option which permits his or her rights to purchase Common Stock under the Plan and any similar plans of the Company or any parent or subsidiary corporations qualified under Section 423 of the Code to accrue at a rate which exceeds $25,000 of the average market price of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

6. Exercise of Options

         Each participant in the Plan who has received a grant of options shall be deemed to have exercised all or any portion of such grant by: (a) tendering payment in cash, or such other medium acceptable to the Committee; and (b) completing such administrative forms as may be prescribed by the Committee. Provided, however, that (a) and (b) above must be completed on or before the last business day of the Payment Period for a particular grant of options.

7. Issuance of Stock

         Certificates for stock issued to participants will be delivered as soon as practicable after each Payment Period.

         Stock purchased under the Plan will be issued only in the name of the employee, or if his authorization so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

8. No Transfer or Assignment of Employee's Rights

         An employee's rights under the Plan are his or hers alone and may not be transferred or assigned to, or availed of,


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by any other person. Any option granted to an employee may be exercised only by him or her.

9. Termination of Employee's Rights

         An employee's rights under the Plan will terminate when he or she ceases to be an employee because of retirement, resignation, layoff, discharge, death, change of status, or for any other reason.

10. Termination and Amendments to Plan

         The Plan may be terminated at any time by the Company's Board. It will terminate in any case when all or substantially all of the shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other terminations of the Plan, all payments not used to purchase stock will be refunded.

         The Board also reserves the right to amend the Plan from time to time, in any respect provided, however, that no amendment shall be effective without prior approval of the stockholders, which would (a) except as provided in
Article 3, increase the number of shares of Common Stock to be offered above or
(b) change the class of employees eligible to receive options under the Plan.

11. Limitations on Sale of Stock Purchased Under the Plan

         The Plan is intended to provide common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. Subject to any securities law restrictions that may apply, an employee may, therefore, sell stock purchased under the Plan at any time he or she chooses. Provided, however, that because of certain Federal tax requirements, each employee will agree by exercising an option to give the Company notice of any such stock disposed of within two years after the date of the grant of options or within one year of option exercise showing the number of such shares disposed of. The employee assumes the risk of any market fluctuations in the price of such stock.

12. Company's Payment of Expenses Related to Plan

         The Company will bear all costs of administering and carrying out the Plan.




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13. Participating Subsidiaries

         The term "participating subsidiaries" shall mean any subsidiary of the Company which is designated by the Board to participate in the Plan. The Board shall have the power to make such designation before or after the Plan is approved by the stockholders.

14. Optionees Not Stockholders

         The granting of an option to an employee shall not constitute such employee a stockholder of the shares covered by an option until such shares have been purchased by and issued to him or her.

15. Application of Funds

         The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

16. Governmental Regulation

         The Company's obligation to sell and deliver shares of the Company's Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

17. Withholding of Additional Federal Income Tax

         The Company, in accordance with the Internal Revenue Code and the Regulations and Rulings promulgated thereunder, if it determines that it is required to do so, may withhold from the wages of participating employees, in all payroll periods following and in the same calendar year as the date on which compensation is deemed received by the employee, additional income taxes in respect of the amount that is considered compensation includible in the employee's gross income.

18. Approval of Stockholders

         The Plan shall not take effect until approved by the holders of a majority of the outstanding shares of Common Stock of the Company, which approval must occur within the period beginning 12 months before and ending 12 months after the date the Plan is adopted by the Board of Directors.